Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ACTUATE CORPORATION,

OPEN TEXT CORPORATION,

and

ASTEROID ACQUISITION CORPORATION

DECEMBER 5, 2014

i

ii

Exhibit A – Conditions to the Offer

Exhibit B – Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated December 5, 2014, is entered into by and among Actuate Corporation, a Delaware corporation (the “Company”), Open Text Corporation, a Canadian corporation (“Parent”), and Asteroid Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding, including the associated preferred stock purchase right issued under the Company Rights Agreement (together with a share of Company Common Stock, a “Share”), at a price per Share of $6.60 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware Business Corporation Law (the “DGCL”) and each Share (other than Shares to be cancelled pursuant to Section 2.05(b) and Section 2.05(c)) that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration, on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of DGCL and shall be consummated as soon as practicable following consummation of the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Tender and Voting Agreement (the “Tender Agreement”) pursuant to which those stockholders, among other things, will agree to accept the Offer and tender such stockholder’s Shares pursuant to the Offer;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (c) determined to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Transactions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, or more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, that the parties acknowledge and agree that such standstill provisions shall permit such Third Party to make confidential proposals for a negotiated Acquisition Transaction directly to the Company Board in accordance with Section 6.02.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in Exchange Act) relating to the acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business (as determined by reference to consolidated revenues) of the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement and Plan of Merger and all its Schedules and Exhibits (including the Company Disclosure Schedules).

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.

“Applicable Law” international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2013.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and related consolidated statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal years ended December 31, 2013 and December 31, 2012 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“BIS” has the meaning set forth in the definition of “Sanctioned Person.”

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Units.

“Company Group” means the Company and each of the Company Subsidiaries and each of the Company’s and each Company Subsidiaries’ respective former or current directors, officers and employees.

“Company IP Rights” means all Intellectual Property used, held for use or otherwise exploited by the Company and the Company Subsidiaries in connection with the conduct of the Company’s and/or any Company Subsidiaries’ business.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Company Disclosure Schedules and the knowledge such individuals would have acquired in the exercise of due inquiry.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets (tangible or intangible) or results of operations of the Company and its Subsidiaires, taken as a whole or (ii) would prevent the performance by the Company of, or has a material adverse effect on the ability of the Company to perform, its obligations under this Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of, or results from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing: (A) changes after the date of this Agreement in general economic or business conditions in the United States or elsewhere in the world; (B) changes after the date of this Agreement in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) changes in any national or international poltical conditions, any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (E) any hurricane, flood, tornado, earthquake or other natural disaster; (F) changes in any Applicable Law or GAAP; (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, bookings, earnings or other financial performance or results of operations for any period, and any securities analyst downgrade of the Company’s securities (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (I) the public announcement of this Agreement, the Offer or the anticipated consummation of the Offer or the Merger (including the identity of Parent as the acquirer of the Company), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners (other than, in each case, for purposes of any representation or warranty set forth in Section 4.05); or (J) any Stockholder Litigation; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to any other companies that operate in the industries in which the Company and its Subsidiaires operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Restricted Stock Unit” means a restricted stock unit granted pursuant to the Company Stock Plans, whether or not subject to any performance-based vesting or other performance conditions.

“Company Rights Agreement” means the Rights Agreement dated as of June 18, 2014, between the Company and Computershare Trust Company, N.A., as rights agent.

“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Owned IP.

“Company Stock Option” means an option to acquire shares of Company Common Stock.

“Company Subsidiary” means each Subsidiary of the Company.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of July 24, 2014, between Parent and the Company, as amended on November 13, 2014.

“Contract” means any legally binding written or oral contract, agreement, or other legally binding instrument, obligation, arrangement or understanding of any kind, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Facility” means the Credit Agreement, among the Company, as Borrower, the Lenders party thereto, the Guarantors party thereto, U.S. Bank National Association, as Administrative Agent, Syndication Agent, Lead Arranger and Bookrunner, effective as of June 30, 2013.

“Data Room” means the electronic data site established for Project Overture by RRDonnelley Venue on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles in the United States.

“Government Official” means any (i) employee or official of a (A) Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned or controlled enterprise, or government agency, or (C) public international organization, (e.g., The World Bank), (ii) political party or party official or (iii) candidate for political office, (d) any Person working in an official capacity on behalf of any of the foregoing.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages,“make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and (vi) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (v) above of any Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including rights in and to:

(i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable;

(ii) designs;

(iii) business and trade names, logos, slogans, certification marks, trademarks, service marks and any indicators of origin (collectively, “Marks”) and Internet domain names;

(iv) copyrights and copyrightable works, including moral rights (collectively, “Copyrights”), as well as all rights in compilations, databases (including computerized databases) or other collections of information, data, works or other materials, manuals and other documentation;

(v) computer programs and systems, whether embodied in software, firmware or otherwise, including data and other files, application programming interfaces, architecture, records, schematics, computerized databases, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), and all related specifications and documentation, including system documentation, user manuals, and training materials, all descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form) (collectively, “Software”); and

(vi) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law) and confidential, proprietary or non-public know-how and information, including marketing and technical information, product specifications, compositions, processes, methods and techniques (collectively, “Trade Secrets”);

as well as, in each case above, any registrations of, applications for registration and renewals and extensions thereof with or by any Governmental Authority in any jurisdiction.

“Intentional Breach” means an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured,

liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, not later than 4:00 pm Eastern time on December 4, 2014, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Leased Real Property” means the properties subject to the Lease Agreements listed on Section 1.01(c) of the Company Disclosure Schedules and any property with respect to which a Lease Agreement is entered into after the date of this Agreement that would require annual rental payments in excess of $150,000.00.

“Nasdaq” means the Nasdaq Global Select Market.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org)

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, would prevent the performance by Merger Sub or Parent of, or has a material adverse effect on the ability of Merger Sub or Parent to perform its obligations under this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Audited Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole and (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) other than the Liens described in the other clauses of this definition, all exceptions, restrictions, easements, imperfections of title, charges, rights of way and other similar Liens that do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of any owned real property or real property used pursuant to a Lease Agreement; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit, criminal prosecution, SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, senior management-level employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.

“Sanctioned Country” means any country subject to economic sanctions or trade restrictions of the United States, the United Kingdom, the European Union, or the United Nations that broadly prohibit or restrict dealings with such country (currently Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the government of the United Kingdom, including HM Treasury; (C) the European Union; or (D) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote 25% or more of outstanding voting securities presumptively constituting control and the right to receive 50% or more of assets or profits presumptively constituting ownership).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international Transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, BIS and the Department of State in the United States and similar laws of other jurisdictions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Shrink Wrap Licenses” means third-party Software licenses for non-customized, “off-the-shelf” Software that is generally commercially available to the public with annual royalties or other fees not exceeding $50,000.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Superior Proposal” mean an Acquisition Proposal (provided, that for purposes of this definition, the reference to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “ninety percent (90%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality (including with respect to financing) and the timing and likelihood of consummation of such proposal), (i) is on terms that are more favorable to the stockholders of the Company than the Transactions (after giving effect to the Proposed Changed Terms) from a financial point of view and (ii) is reasonably likely to be consummated on a timely basis.

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor by contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Tax Incentive” means any exemption from taxation, Tax holiday, reduction in Tax rate or similar Tax relief, including any state research tax credits.

“Tax Return” means any report, return, document, declaration, information return or other information required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Third-Party Intellectual Property” means all Intellectual Property owned by a party other than Company or any Company Subsidiary which Company or any Company Subsidiary is using or currently proposes to use in their respective businesses.

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the the Company as of September 30, 2014.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related consolidated statements of income, cash flows and stockholders’ equity of the Company for the nine months ended September 30, 2014 (including, in each case, any related notes thereto).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Alternative Acquisition Agreement	6.02(c)
Board Recommendation	4.03(b)
Cancelled PSUs	2.08(c)
Cash Amount	2.08(a)
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Closing	2.03
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Employee Plan	4.18(a)
Company Employees	4.18(a)
Company ESPP	2.08(e)
Company IP Licenses	4.16(a)(xii)
Company Preferred Stock	4.06(a)
Company-Related Party	9.04(h)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Stock Plans	4.06(b)
Compensation Arrangements	4.03(d)
Continuing Employees	6.06(a)

Term	Section

Contributor	4.23(e)
Current Premium	6.10(a)
Customer Data	4.23(f)
D&O Indemnification Agreement	6.10(b)
DGCL	Recitals
Disaster Recovery Plans	4.23(j)
Dissenting Shares	2.07
Effective Time	2.04(b)
End Date	8.01(b)(i)
Foreign Employees	4.18(n)
Funded International Employee Plan	4.18(c)
Indemnified Party	6.10(b)
Information Technology	4.23(j)
Insurance Policies	4.21
International Employee Plan	4.18(c)
Lease Agreement	4.24(b)
Leased Real Property	4.24(b)
Major Customer	4.20
Major OEM	4.20
Major Reseller	4.20
Major Supplier	4.20
Material Contracts	4.16(a)
Material Lease Agreement	4.24(b)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Price	Recitals
Parent	Preamble
Parent Benefit Plans	6.06(a)
Parent Expenses	9.04(e)
Parent Restricted Cash Awards	2.08(c)
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(e)(ii)
Schedule 14D-9	2.02(b)
Section 16 Officer	6.06(d)

Term	Section

Shares	Recitals
Stockholder List Date	2.02(c)
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.04(c)
Surviving PSUs	2.08(c)
Tender Agreement	Recitals
Termination Fee	9.04(b)
Third-Party Rights	4.23(c)
Top Contract	4.16(a)(ix)
Transactions	2.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.01 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than seven (7) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition or the Offer Condition set forth in clause (iv) of Exhibit A, (iv) add to the Offer Conditions or otherwise modify any Offer Condition in a manner adverse to the holders of Shares, (v) extend the Offer (except as required or permitted by the other provisions of this Section 2.01) or (vi) change the form of consideration payable in the Offer.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 9:00 a.m. (New York City time) on the twenty-first (21st) business day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub may, without the Company’s consent, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price); or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satified or waived; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. If, (A) as of any Offer Expiration Time, any Offer Condition (other than the Minimum Tender Condition) is not satisfied and has not been waived by Merger Sub in its sole discretion or (B) as of any Offer Expiration Time, all Offer Conditions have been satisfied or waived by Merger Sub in its sole discretion other than the Minimum Tender Condition, then on every occasion under clause (A) and on not more than two (2) occasions under clause (B), in each case at the request of the Company, Merger Sub shall extend the Offer for an additional period of ten (10) Business Days (or such longer or shorter period as the parties hereto may agree) to permit such Offer Condition(s) to be satisfied; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Merger Sub’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case beyond the earlier of the End Date and the termination of this Agreement.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no more than three (3) Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

(e) Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a termination of this Agreement pursuant to Article 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and Applicable Law.

(f) Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement and certain other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents and, unless previously withdrawn or modified in accordance with Section 6.02(c) or Section 6.02(d), Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. Prior to a Change in Recommendation, (i) the Company shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and (ii) Parent and Merger Sub shall (A) provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (B) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by the Company on any such responses.

(g) Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 2.02 Company Actions.

(a) Approval. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreement (collectively, the “Transactions”). The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act), who own Shares intend to tender their Shares pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with Section 6.02(c) or Section 6.02(d) and shall (i) disseminate the Schedule 14D-9 to holders of Shares and (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Prior to a Change in Recommendation, (A) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and (B) the Company shall (1) provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (2) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (3) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.

(c) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly (and in any event no later than four (4) Business Days after the date of this Agreement) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of

Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:01 a.m., Eastern time, or as soon as practicable thereafter, on the date of the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time and/or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 2.04 The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as soon as practicable after the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL. The Merger shall be governed by and effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company.

(b) Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

(d) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders thereof or any other Person:

(a) except as otherwise provided in Section 2.05(b), Section 2.05(c), Section 2.07 or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price without interest (the “Merger Consideration”);

(b) each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto, and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c) each Share held by any wholly-owned Subsidiary of either the Company or Parent (including Merger Sub), immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(d) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.06 Surrender and Payment.

(a) Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates;” provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall have, or shall have taken all steps necessary to enable and cause the Surviving Corporation to, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the consummation of the Offer) for use in such payment.

(b) Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and, from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, the Surviving Corporation or Parent shall use commercially reasonable efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration.

Section 2.07 Dissenting Shares. Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08 Company Stock Options; Company Restricted Stock Units; Company ESPP.

(a) The Company shall take all requisite action so that, at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall accelerate and be automatically converted into the right to receive promptly after the Closing Date (and in any event no later than fifteen (15) days following the Closing Date) an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Cash Amount”). All payments provided pursuant to this Section 2.08(a) shall be subject to any applicable Tax withholding requirements. If the exercise price per share of any Company Stock Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.

(b) The Company shall take all requisite action so that, with respect to each time-vested Company Restricted Stock Unit that has not vested as of the Effective Time held by a non-employee director of the Company, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each such Company Restricted Stock Unit shall become fully vested and the restrictions with respect thereto shall lapse and such Company Restricted Stock Unit will be converted into the right to receive the Merger Consideration promptly after the Closing Date (and in any event no later than fifteen (15) days following the Closing Date) in respect of each share underlying the Company Restricted Stock Unit, subject to any applicable Tax withholding requirements.

(c) The Company shall take all requisite action so that, with respect to each time-vested Company Restricted Stock Unit that has not vested as of the Effective Time held by holders other than the non-employee directors of the Company, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each such Company Restricted Stock Unit shall be converted into the right to receive the Merger Consideration in respect of each share underlying the Company Restricted Stock Unit (the “Parent Restricted Cash Award”), subject to the same terms and conditions (including the vesting and settlement schedules and taking into account any elective deferrals) as applied to such Company Restricted Stock Unit immediately prior to the Effective Time (except that Parent shall be the administrator of the Parent Restricted Cash Awards), subject to any applicable Tax withholding requirements.

Notwithstanding the foregoing, any portion of the Parent Restricted Cash Award that has not vested and has not been forfeited as of the first anniversary of the Closing Date shall immediately vest in full on the first anniversary of the Closing Date. For the avoidance of doubt, the Change in Control Agreements (as defined in the Company Disclosure Schedules) and any acceleration benefits in connection with an “Involuntary Termination” (as defined in the applicable Company Restricted Stock Unit grant agreement) shall remain in full force and effect. Notwithstanding anything herein to the contrary, the Company shall take all requisite action so that each performance-vested Company Restricted Stock Unit that is subject to any performance condition as of the date of this Agreement, by virtue of the Merger and without any action on the part of the holders thereof, shall be cancelled as of the Effective Time without any consideration being payable in respect thereof. Section 2.08(c)(i) of the Company Disclosure Schedules sets forth the applicable vesting and settlement schedules with respect to each such Company Restricted Stock Unit and whether such Company Restricted Stock Unit is time-vested or performance-vested. Section 2.08(c)(ii) of the Company Disclosure Schedules sets forth each performance-vested Company Restricted Stock Unit that is subject to any performance conditions as of the date of this Agreement and that will be cancelled pursuant to this Section 2.08(c) without any consideration being payable in respect thereof (the “Cancelled PSUs”). Section 2.08(c)(iii) of the Company Disclosure Schedules sets forth each performance-vested Company Restricted Stock Unit that is no longer subject to any performance conditions as of the date of this Agreement (the “Surviving PSUs”), which shall be subject to Section 2.08(d). Other than the Cancelled PSUs and the Surviving PSUs, no performance-based Company Restricted Stock Units were granted under the Company Stock Plans or otherwise.

(d) With respect to each Company Restricted Stock Unit which is vested but not settled, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each such Company Restricted Stock Unit shall be converted into the right to receive the Merger Consideration in respect of each share underlying the Company Restricted Stock Unit, subject to the terms and conditions (including the settlement schedule) as applied to the Company Restricted Stock Unit immediately prior to the Effective Time (except that Parent shall be the administrator of the Company Restricted Stock Units), subject to any applicable Tax withholding requirements. Section 2.08(d) of the Company Disclosure Schedules sets forth the settlement schedule with respect to each such Company Restricted Stock Unit.

(e) As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Actuate Software Corporation 1998 Employee Stock Purchase Plan (the “Company ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period under the Company ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the Company ESPP on the date of this Agreement, cause a new exercise date to be set under the Company ESPP, which date shall be the Business Day immediately prior to the initial Offer Expiration Time, (iv) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP in accordance with the terms and conditions of the Company ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.08(e)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.08. At or prior to the Effective Time, the Company shall terminate each Company Stock Plan and cancel each Company Equity Award without any further liability on the part of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries as necessary to effect the provisions of this Section 2.08.

Section 2.09 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the

Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be in the form attached hereto as Exhibit B, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law.

Section 3.02 Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2014 and prior to the date of this Agreement (other than as set forth in the forward looking statements or the risk factors contained therein) and (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Schedules, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the state of Delaware. The Company has full power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Organizational Documents; Officers and Directors. The Company has Made Available correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any such Organizational Documents. Section 4.02 of the Company Disclosure Schedules sets forth a correct and complete list of the officers and directors of the Company as of the date of this Agreement.

Section 4.03 Corporate Authorization.

(a) Authority; Enforceability. The Company has full power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement (including the agreement of merger (as defined in Section 251 of the DGCL)) and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly and unanimously adopted resolutions (which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) approving and declaring that this Agreement, the Tender Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company, (ii) approving this Agreement, the Tender Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer, (iv) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement and the Transactions and (v) authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer (the matters in (i) through (iv), collectively, the “Board Recommendation”). No provision of the Company’s Organizational Documents has an effect similar to an anti-takeover law or regulation with respect to this Agreement, the Tender Agreement, the Offer, the Merger or any other Transaction.

(c) Company Rights Agreement. The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Tender Agreement and the Transactions; (ii) ensure that in connection with the Transactions (A) neither Parent, Merger Sub or any of their “Affiliates” or “Associates” (each as defined in the Company Rights Agreement) is or will be (1) a “Beneficial Owner” of or deemed to “beneficially own” and have “Beneficial Ownership” (each as defined in the Company Rights Agreement) of any securities of the Company or (2) an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) none of a “Shares Acquisition Date,” a “Distribution Date,” or a “Section 11(a)(ii) Trigger Date” (as such terms are defined in the Company Rights Agreement) occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement and/or the Tender Agreement, or the consummation of the Merger or the other Transactions; and (iii) provide that the “Final Expiration Date” (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time. To the Company’s Knowledge, no Person is an “Acquiring Person” and no “Stock Acquisition Date,” “Distribution Date” or “Section 11(a)(ii) Trigger Date” (as such terms are defined in the Company Rights Agreement) or the events described in Section 13 of the Company Rights Agreement has occurred. Except as described in this Section 4.03(c), the Company Rights Agreement has not been amended or modified.

(d) Compensation Arrangements. The Company has taken all action necessary to ensure that all payments to be made and benefits to be granted to any Company Employee in connection with the Transactions pursuant to any employment, compensation, severance, retention or other employee benefit arrangements (“Compensation Arrangements”) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or Nasdaq and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Non-contravention. The execution, delivery and performance by the Company of this Agreement, the approval and performance of the Tender Agreement and the consummation by the Company of the Merger and the other Transactions, do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of, or any resolutions adopted by, the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Material Contract or Material Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Company Rights Agreement. The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Third Amended and Restated Certificate of Incorporation and the Certificate of Designations of Series A Junior Participating Preferred Stock. At the close of business on December 3, 2014, (i) 46,443,938 Shares were issued and outstanding, of which no Shares are subject to any rights of the Company to repurchase upon termination of employment, (ii) Company Stock Options to purchase an aggregate of 7,990,353 Shares were issued and outstanding, (iii) 2,754,942 Company Restricted Stock Units were issued and outstanding and (iv) and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.06(b)(i) of the Company Disclosure Schedules sets forth, as of the close of business on December 3, 2014, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share and (ii) all outstanding Company Restricted Stock Units, including the name of the holder and the grant date and vesting schedule thereof. The Company stock plans set forth on Section 4.06(b)(ii) of the Company Disclosure Schedules (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options and Company Restricted Stock Units were granted under the Company Stock Plans or otherwise. With respect to each grant of Company Equity Award, (i) each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and Applicable Law (including rules of Nasdaq), (ii) each such grant was properly accounted for substantially in accordance with GAAP in the in the Company SEC Documents (including financial statements) and all other Applicable Law and (iii) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans.

(c) Except as set forth in this Section 4.06 and for changes since December 3, 2014 resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of the Company Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character to which the Company or a Company Subsidiary is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Stock Options and Company Restricted Stock Units may, by their terms, be treated in accordance with Section 2.08. No Company Subsidiary owns any Company Securities (including any Shares).

(d) Since January 1, 2011, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Company Restricted Stock Units, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07 Subsidiaries.

(a) Identification of the Company Subsidiaries. Section 4.07(a) of the Company Disclosure Schedules contains a correct and complete list of each of the Company Subsidiaries and, for each such Company Subsidiary, (i) the state of incorporation or organization of such Company Subsidiary, (ii) the class and amount of authorized, issued and outstanding capital stock or other equity or voting interests of such Company Subsidiary, (iii) the name of each shareholder or equity owner thereof and (iv) the number of shares of capital stock or other equity or voting interests owned by each such holder.

(b) Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.

(c) Organizational Documents. The Company has Made Available to Parent true, correct and complete copies of the Organizational Documents as currently in effect for each Company Subsidiary. The Company or another of the Company Subsidiaries is the sole record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Liens and there are no irrevocable proxies with respect to any such shares.

(d) Organization; Qualification. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted, except where the failure to be so qualified or in good standing, would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Company Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the lack of such franchises, licenses, permits, authorizations and approvals, or failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Officers and Directors. Section 4.07(e) of the Company Disclosure Schedules sets forth a correct and complete list of the officers and directors of each Company Subsidiary.

Section 4.08 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2013 and December 31, 2012, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2012 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2012 (the documents referred to in this Section 4.08(a), together with all exhibits thereto and information incorporated by reference therein, are collectively referred as the “Company SEC Documents”).

(b) Since January 1, 2012, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2012 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2012 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.09 Financial Statements; Internal Controls.

(a) The Financial Statements included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and its consolidated Company Subsidiaries and (B) GAAP applied on a consistent basis during the periods involved and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements)).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide assurance (i) that Transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There are no “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information. No significant deficiencies, material weakness or fraud, whether or not material, that involves management or other employees, was identified in management’s assessment of internal controls as of and for the year-ended December 31, 2013 (nor has any such deficiency, weakness or fraud been identified to the Company’s auditors, senior management of the Company and/or the Company Board since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2012, (i) neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.10 Disclosure Documents. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.11 Absence of Certain Changes. Since the Audited Balance Sheet Date, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects, (b) there has not been any Company Material Adverse Effect and (c) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the prior written consent of Parent under clauses (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xvi) or (xvii) of Section 6.01(b).

Section 4.12 No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries of the type required to be disclosed on the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP and the rules and regulations of the SEC applicable thereto, other than Liabilities (a) specifically stated and adequately reserved against in the Audited Balance Sheet, (b) incurred as required by this Agreement (other than pursuant to Section 6.01), (c) incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, or (d) Liabilities (other than Liabilities arising from breach thereof) under executory Contracts to which the Company or any Company Subsidiary is bound, in each case, that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no outstanding balance under the Credit Facility.

Section 4.13 Litigation. (a) There is no Proceeding pending against or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries, (b) to the Company’s Knowledge, there is no investigation or examination by any Governmental Authority pending or threatened in writing and (c) neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order, in each case that, (i) would have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or the other Transactions. Section 4.13 of the Company Disclosure Schedules sets forth a true, correct and complete list of all Proceedings, investigations and examinations resolved or settled between January 1, 2012 and the date of this Agreement that would be, but for such resolution or settlement, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries is and, since January 1, 2012, has been, in compliance in all material respects with all Applicable Law and Orders. Neither the Company nor any of the Company Subsidiaries has received any written notice since January 1, 2012 that remains unresolved (i) of any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and the Company Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.15 Anticorruption Matters.

(a) The Company Group has not and, to the Company’s Knowledge, none of the Company Group’s agents, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company Group, has violated the Anticorruption Laws.

(b) To the Company’s Knowledge, no payment has been made by the Company Group in violation of Anticorruption Laws.

(c) To the Company’s Knowledge, (i) there is no investigation of, or request for information from, the Company Group by any Governmental Authority regarding Anticorruption Laws or (ii) any other allegation, investigation or inquiry regarding the Company Group’s actual or possible violation of Anticorruption Laws.

(d) None of the current officers, directors or employees of the Company or any of the Company Subsidiaries is a Government Official.

(e) The Company Group has established, implemented and continues to maintain reasonable internal controls and procedures intended to ensure compliance with Anticorruption Laws, including controls and procedures designed to ensure that the employees and agents of, and all other Persons who perform or have performed services for or on behalf of, the Company or any of the Company Subsidiaries do not make payments in violation of Anticorruption Laws.

(f) No director or officer of the Company or any of the Company Subsidiaries has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of the Company Subsidiaries.

Section 4.16 Material Contracts.

(a) Section 4.16 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Lease Agreements) to which the Company or any of the Company Subsidiaries is party or by which any of the Company or any of the Company Subsidiaries’ assets or properties are bound and under which the Company or any Company Subsidiary has ongoing obligations or the ability to enforce rights thereunder (collectively, and together with any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, but excluding those material contracts described in clause (iii) thereof) and is not otherwise set forth on Section 4.16 of the Company Disclosure Schedules, the “Material Contracts”):

(i) any Contract in excess of $50,000 per annum that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions but excluding subscription arrangements with suppliers that are entered into in the ordinary course of business consistent with past practice;

(ii) any Contract that contains a “most-favored-nation” clause;

(iii) any Contract that limits or purports to limit (or that following the consummation of the Offer or Merger, could materially limit) the ability of any the Company or any of the Company Subsidiaries or Parent or any of its Affiliates to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) solicit any customers or individuals for employment;

(iv) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $50,000 individually or $250,000 in the aggregate;

(v) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of $100,000 individually, other than any Contract for intercompany indebtedness for borrowed money owing by the Company to any wholly-owned Company Subsidiary or any wholly-owned Subsidiary to the Company or another wholly-owned Company Subsidiary;

(vi) any Contract that provides for indemnification or assumption of Liability without limit as to aggregate amount but excluding any Contract with indemnification provisions for the indemnification of customers or suppliers that are consistent in all material respects with any Top Contract that was Made Available to Parent;

(vii) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) but excluding any non-exclusive software licenses granted to customers, resellers and original equipment manufacturers in the ordinary course of business;

(viii) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;

(ix) any Contract to which a (A) Governmental Authority is a party, (B) Major Supplier is a party where the aggregate expenditures under all Contracts with such Major Supplier are in excess of $1,000,000 over the period between January 1, 2013 and October 31, 2014, (C) Major Customer is a party where the aggregate revenues under all Contracts with such Major Customer are in excess of $2,000,000 over the combined two-year period ended December 31, 2013, (D) Major Reseller is a party or (E) Major OEM is a party (each such Contract, a “Top Contract”);

(x) any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value in excess of $25,000 individually or that provides for any injunctive or other non-monetary relief;

(xi) any hedging, swap, derivative or similar Contract;

(xii) excluding Contracts set forth in Section 4.16(a)(x) of the Company Disclosure Schedules, any Contract under which (A) the Company or any of the Company Subsidiaries has licensed or provided any Company Owned IP to a third party, including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions (except for non-exclusive licenses granted to Company’s customers in the ordinary course of business that are limited in all material respects to the respective customer’s use or receipt of Company products or services and non-exclusive licenses to contractors and consultants providing services to the Company where the license grant is limited to enabling the respective contractor or consultant to provide services to the Company) (“Company IP Licenses”) and/or (B) pursuant to which Intellectual Property are licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of the Company Subsidiaries by any Person (except for Shrink Wrap Licenses);

(xiii) any labor, collective bargaining agreement or similar agreements;

(xiv) any insurance policies required to be set forth in Section 4.21 of the Company Disclosure Schedules;

(xv) any Contract with any director, officer or affiliate of the Company or any of the Company Subsidiaries; and

(xvi) any Contract (not listed in clauses (i) through (xv) above or in Section 4.24(b) of the Company Disclosure Schedules) pursuant to which the Company and/or any of the Company Subsidiaries may be entitled to receive or obligated to pay more than $200,000 in any calendar year but excluding (A) any customers, resellers, original equipment manufacturers, distributors or suppliers agreement entered into in the ordinary course of business consistent with past practice and (B) any offer letter or employment, severance or retention agreement.

(b) The Company has Made Available to Parent true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by the Company, (ii) result in a right of termination for the counterparty, (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or obligation of the Company or (iv) result in the loss of any material benefit of the Company, in each case, under any Material Contract.

Section 4.17 Taxes.

(a) (i) The Company and each of the Company Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiares with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) the Company and each of the Company Subsidiaries have maintained all required records prescribed by Applicable Law; (iii) all such Tax Returns and records are true, complete and correct in all material respects; and (iv) the Company and each of the Company Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) (i) The Tax Returns of the Company and each of the Company Subsidiaries through the taxable year ended December 31, 2009 have been examined and closed by the applicable Taxing Authority or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of the Company Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired or has executed or filed any power of attorney with respect to Taxes.

(c) (i) No material deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of the Company Subsidiaries in respect of any material Tax; (iii) no director, officer or employee responsible for tax matters reasonably expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed, and (iv) no written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file income or franchise Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) The Company and each of the Company Subsidiaries have, in accordance with all Tax withholding provisions of Applicable Law (including backup withholding provisions) (i) timely, properly and accurately withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto).

(e) There are no material Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(f) During the three-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 and Section 361 of the Code.

(g) Section 4.17(g) of the Company Disclosure Schedules lists each Company Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury Regulations for such Company Subsidiary to be treated other than pursuant to its default classification for U.S. federal income tax purposes.

(h) Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Neither the Company nor any Company Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(j) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(k) The Company and each Company Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign Law.

(l) Section 4.17(l) of the Company Disclosure Schedules lists each jurisdiction in which the Company or any of the Company Subsidiaries benefits from Tax Incentives and describes the details of such Tax Incentives. The Company and the Company Subsidiaries are in full compliance with all terms and conditions of any agreement or order relating to such Tax Incentives, and have received no written notice from any Governmental Authority claiming that such Tax Incentives were not, or will not in the future, be available.

(m) None of the Company Subsidiaries of the Company incorporated outside the United States is a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code, or is treated as a domestic corporation under Section 7874(b) of the Code.

(n) (i) Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(o) There are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) or other similar arrangements or practices with respect to any material Tax (including any advance pricing agreement, closing agreement or other agreement relating to any material Tax with any Taxing Authority) with respect to or involving the Company or any of the Company Subsidiaries.

(p) Neither the Company nor any of the Company Subsidiaries (i) has received any written notice from the IRS proposing any adjustments or changes in accounting methods with respect to the Company or any Company Subsidiary; (ii) has any application pending with the IRS requesting permission for any changes in accounting methods; or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of Federal, state, local or foreign Tax law or by agreement with any Taxing Authority as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing, (C) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (D) the utilization of dual consolidated losses described in U.S. Treasury Regulations issued under Code Section 1503(d) on or prior to the Closing Date, (E) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign tax Law), or (F) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(q) Neither the Company nor any of the Company Subsidiaries has any limitation on the use of any net operating loss or Tax credit or other similar items imposed by Section 382 or Section 383 of the Code or imposed by Treasury Regulations issued pursuant to Section 1502 of the Code or imposed by any other provision of federal, state, local or foreign Law, excluding any limitation arising solely from the Transactions.

(r) The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Applicable Law with respect to transfer pricing, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and the Company Subsidiaries.

Section 4.18 Employee Benefits Plans.

(a) Section 4.18(a) of the Company Disclosure Schedules contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, restrictive covenants, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other contract, plan agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, retention, change of control, indemnification, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment, retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any of the Company Subsidiaries (collectively, “Company Employees”), or with respect to which the Company or any of the Company Subsidiaries has any liability. With respect to each Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Company Employee Plan and (F) all amendments, modifications or supplements to any such document.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, any Company Employee Plan (i) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) any defined benefit plan (as defined in Section 414 of the Code), (iii) any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or (iv) any multiple employer plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (ii), (iii) or (iv) whether or not subject to ERISA).

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and the Company is not aware of any reason why any such determination letter would reasonably be expected to be revoked or not be issued or otherwise materially adversely affect the qualified status of any such Company Employee Plan. Each Company Employee Plan has been maintained, operated and administered in material compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA, the Code and the codes of practice issued by any Governmental Authority. No events have occurred with respect to any Company Employee Plan that would result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. To the Company’s Knowledge, to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable in the case of any Company Employee Plan that is maintained outside the United States (the “International Employee Plan”) under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible with respect to such plan and the Company is not aware of any ground on which such approval may cease to apply.

(d) To the Company’s Knowledge, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of the Company Subsidiaries could be subject to any material liability under the terms of any Company Employee Plan (other than the benefits payable under the terms of such Company Employee Plan), ERISA, the Code or codes of practice issued by any Governmental Authority or any other Applicable Law. Except as required by Applicable Law, neither the Company nor any of the Company Subsidiaries has any plan or commitment to amend or establish any new Company Employee Plan or to continue or increase any benefits under any Company Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(e) The Company has not received written notice that any Company Employee Plan is under audit or is subject of an investigation by the IRS, the U.S. Department of Labor, the SEC or any other Governmental Authority.

(f) None of the Company, any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any indemnification obligation.

(g) All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.

(h) Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Employee; (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee; (iii) accelerate the time of payment or vesting of any such benefit or compensation; (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) result in any amount failing to be deductible by reason of Section 280G of the Code or any similar Applicable Law. There is no Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

(i) There is no contract, plan, program, agreement or arrangement (written or otherwise) covering any Company Employee that, individually or collectively (including by reason of the Transactions) would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision. Each Company Employee Plan that is a “group health plan” (as defined in Code Section 5000(b)) has at all times been in material compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar Applicable Law.

(k) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened in writing against or involving any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority.

(l) Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance. Neither the Company nor any Company Subsidiary is a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code.

(m) To the Company’s Knowledge, (i) each International Employee Plan is, and has been, established, registered (where required), qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and Applicable Law, (ii) with respect to each material International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental

Authorities, (iii) all material obligations of the Company and the Company Subsidiaries to or under the material International Employee Plans (whether pursuant to the terms thereof or Applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of the Company Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under Applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Company’s Knowledge, no event has occurred with respect to any material registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such material International Employee Plan and (vii) no contribution holidays have been taken under any of the material International Employee Plans, and there have been no material withdrawals of assets or transfers from any material International Employee Plan, except in accordance with Applicable Law.

(n) To the Company’s Knowledge, all contracts of employment with any employee of the Company or any of the Company Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Applicable Law or compensation for unfair dismissal applicable by virtue of Applicable Law).

(o) Except as required by Law, no condition or term under any relevant Company Employee Plan exists which would prevent Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to Parent (other than ordinary administration expenses or routine claims for benefits).

Section 4.19 Labor and Employment Matters.

(a) The Company and each Company Subsidiary are in material compliance with all Applicable Law respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. As of the date of this Agreement, (i) there are no material charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or, to the Company’s Knowledge, otherwise threatened in writing against it, and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company. To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b) The Company and each of the Company Subsidiaries, with respect to each Company Employee: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employees, consultants, independent contracts and directors, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees, consultants, independent contracts and directors (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. The Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of the collective bargaining agreements and Applicable Law with respect thereto. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened in writing, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five (5) years. Where required, the Company or a Company Subsidiary has informed and consulted the Company Subsidiary’s works council or a similar body in connection with the signing of this Agreement and the transactions contemplated hereunder, and has obtained, where applicable, an opinion from such works council or a similar body.

(d) WARN Act. Within the past three years, neither the Company nor any of the Company Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law, and no such action will be implemented without advance notice and consent of Parent.

(e) Key Employees. As of the date of this Agreement, (i) no employee who has target annual cash compensation of at least $200,000 has given, and to the Company’s Knowledge, does not intend to give, notice that such employee is resigning or intends to resign, and (ii) the Company has not given any notice to terminate any such employee.

(f) (i) All U.S. employees are employed on an “at will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under Applicable Law, (ii) the Company’s and each Company Subsidiaries’ relationship with all individuals who provide services to the Company and its Subsidiaries in the U.S. and who act on their own as independent contractors or other service providers to the Company or any Company Subsidiary can be terminated at any time for any reason (A) on not more than thirty (30) days’ notice and (B) without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, (iii) to the Company’s Knowledge, the Company’s and each Company Subsidiaries’ relationship with all individuals who provide service to the Company and its Subsidiaries outside of the U.S. and who act on their own as independent contractors or other service providers to the Company or any Company Subsidiary can be terminated at any time for any reason (A) on not more than thirty (30) days’ notice and (B) without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and (iv) to the Company’s Knowledge, no employee is on disability or other leave of absence.

Section 4.20 Customers, Suppliers, Resellers, Distributors and Original Equipment Manufacturers. Section 4.20 of the Company Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of (a) the top twenty-five (25) third-party customers (by revenue) (but excluding Major Resellers and Major OEMs) of the Company and the Company Subsidiaries, taken as a whole, for the combined two-year period ended December 31, 2013 (each, a “Major Customer”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period, (b) the top ten (10) third-party suppliers and service providers for which the Company and the Company Subsidiaries, taken as a whole, over the period between January 1, 2013 and October 31, 2014 (each, a “Major Supplier”) and the amount of consideration paid to each Major Supplier by the Company and the Company Subsidiaries during such period, (c) the top ten (10) third-party resellers and distributors (by revenue) of the Company and the Company Subsidiaries, taken as a whole, for the period between January 1, 2012 and September 30, 2014 (each, a “Major Reseller”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Reseller during such period and (d) the top ten (10) original equipment manufacturers (by revenue) of the Company and the Company Subsidiaries, taken as a whole, in either (i) the combined two-year period ended December 31, 2013 or (ii) the period between January 1, 2014 and September 30, 2014 (each, a “Major OEM”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major OEM. To the Company’s Knowledge, during the twelve (12) month period prior to the date of this Agreement, neither the Company nor any of its Affiliates (including the Company Subsidiaries) has received any written notice from any Major Customer, Major Supplier, Major Reseller or Major OEM indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Company or any of the Company Subsidiaries.

Section 4.21 Insurance Policies. Section 4.21 of the Company Disclosure Schedules sets forth a true, complete and correct list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”), including, for each, the amount and type of coverage, carrier, term and annual premiums. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each of the Insurance Policies or renewals thereof are in full force and effect. The Company and each of the Company Subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies and bonds have been paid when due, and the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to dispute or deny any material claim thereunder. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Insurance Policies.

Section 4.22 Environmental Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the operations of the Company and the Company Subsidiaries have been and are in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Law necessary to operate its business;

(b) neither the Company nor any of the Company Subsidiaries is subject to any pending, or to the Company’s Knowledge, threatened written claim, Proceeding or Order;

(c) there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law;

(d) to the Company’s Knowledge, no underground storage tanks are located at the properties owned, operated or leased by the Company or any of the Company Subsidiaries, and no such underground storage tanks have released any Hazardous Substance;

(e) all waste materials generated in connection with the operation of the Company’s and each Company Subsidiary’s businesses or operations have been sent off-site for storage, treatment, recycling or disposal at facilities that, to the Company’s Knowledge, operate in material compliance with applicable Environmental Law, and neither the Company nor any of the Company Subsidiaries has received notice of potential responsibility or liability relating to such activities or to any other matter or condition arising under or relating to any Environmental Law or any Hazardous Substance; and

(f) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any of the Company Subsidiaries relating to environmental, health or safety matters or Hazardous Substances.

Section 4.23 Intellectual Property.

(a) Section 4.23(a) of the Company Disclosure Schedules contains a true, correct and complete list of (i) the following categories of Company Owned IP: (A) Patents and invention disclosures, (B) registered, applied-for and material unregistered Marks, (C) registered and applied-for Copyrights, (D) Internet domain names and (E) all material Software; in each case listing, as applicable, a true, correct and complete list of (1) the current owner of record, (2) the jurisdiction where the application/registration is located, (3) the application or registration number and (4) the status of the application or registration and (ii) all material Third-Party

Intellectual Property embodied or incorporated in any product or service licensed out, provided, sold, otherwise made commercially available by, or that is under development by, the Company or any Company Subsidiary, other than Software which is licensed pursuant to a Shrink Wrap license. The Company or one of the Company Subsidiaries is the sole and exclusive owner of each item listed on Section 4.23(a)(i) of the Company Disclosure Schedules, and of all other Company Owned IP and all Third-Party Intellectual Property embodied or incorporated in any product or service licensed out, provided, sold, otherwise made commercially available by, or that is under development by, Company or any Company Subsidiary, other than Software which is licensed pursuant to a Shrink Wrap license. Each item of Company Owned IP is (w) with regard to registered or applied for Company Owned IP, to the Company’s Knowledge, valid, enforceable and subsisting; (x) free and clear of any Liens other than Permitted Liens; (y) with regard to registered or applied-for Company Owned IP, properly recorded with the applicable Governmental Authority as owned by the Company or one of the Company Subsidiaries, including the correct chain of title for each item; and (z) not subject to any pending, threatened or outstanding Order, Proceeding (including reexaminations, transitional program proceedings, derivation proceedings, post-grant reviews, inter partes reviews or opposition proceedings), or a written charge, complaint, claim or demand which challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company or its respective Company Subsidiary of the item.

(b) The Intellectual Property licensed pursuant to the Company IP Licenses, together with the Company Owned IP, constitute all the Intellectual Property necessary and sufficient to conduct the respective businesses of the Company and the Company Subsidiaries as currently conducted and, to the Company’s Knowledge, as currently proposed to be conducted (other than Intellectual Property assets licensed pursuant to Shrink Wrap Licenses); provided, that this representation and warranty shall not be deemed to be a representation or warranty with respect to the matters that are addressed in Section 4.23(c). Since January 1, 2012, neither the Company nor any Company Subsidiary has transferred ownership of or granted an exclusive license to, any third party of any Intellectual Property that is, or was, material Company Owned IP.

(c) To the Company’s Knowledge, the conduct of the business of the Company and each of the Company Subsidiaries as currently conducted, as conducted during the past six (6) years and as proposed to be conducted, including the products and services of the Company and each Company Subsidiary, does not and will not infringe, violate or misappropriate and has not infringed, violated or misappropriated any Intellectual Property of any Person (“Third-Party Rights”). Neither the Company nor any of the Company Subsidiaries have received any written notice of any claims that have been made against the Company or any Company Subsidiary, nor is there any pending or, to the Company’s Knowledge, threatened Proceeding, charge, complaint, claim or demand alleging the infringement, violation or misappropriation by the Company or any Company Subsidiary of any Third-Party Rights. Except as set forth on Section 4.23(c) of the Company Disclosure Schedules, to the Company’s Knowledge, there is no infringement, misappropriation or violation by any Person of any of the material Company Owned IP, except with respect to notices sent to customers regarding non-payment or use in excess of paid-for licenses.

(d) The Company and the Company Subsidiaries have taken reasonable and appropriate steps and security measures to protect, maintain and safeguard their rights in all

Trade Secrets included in the Company IP Rights, including by requiring all of its employees, contractors and consultants and any other Person with access to such Trade Secrets to execute confidentiality and non-disclosure agreements, and to the Company’s Knowledge, there has not been any breach by any party to such agreements, except in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no Company Owned IP is in jeopardy of being lost or abandoned through failure to act of the Company or any Company Subsidiary.

(e) Each current or former employee, advisor, partner, consultant or contractor of the Company or any of the Company Subsidiaries and any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or the Company Subsidiaries) (each such Person, a “Contributor”), has executed and delivered written contracts with the Company or the relevant Company Subsidiary that assign to the Company or the relevant Company Subsidiary all Intellectual Property relating to the business of the Company and the Company Subsidiaries that are or were created, invented or developed by them during the course their work for or on behalf of the Company or the Company Subsidiaries. Without limiting the foregoing, no Contributor owns or has any right, interest or option, including the right to further remuneration or consideration, with respect to Company Owned IP, nor has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the Transactions, will provide any Contributor with any such right, claim, interest or option.

(f) Any collection, acquisition, use, storage, transfer, distribution or dissemination by the Company or any of the Company Subsidiaries, of any personally identifiable information of any third parties or of customers (or customers’ confidential information) (collectively, “Customer Data”) are and have been, in compliance with (i) all Applicable Law, (ii) all relevant Contracts to which the Company and/or the Company Subsidiaries are party and (iii) the Company and each of the Company Subsidiaries’ privacy policies, in each case in all material respects. The Company and the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Customer Data, and the Company and the Company Subsidiaries are, and have been, in compliance with such policies and procedures in all material respects. To the Company’s Knowledge, there have been no material breaches or violations of any such security measures, or any unauthorized access of any Customer Data. No written claim is pending against the Company or the Company Subsidiaries, nor to the Company’s Knowledge, threatened, relating to any such policy, procedure or measure, applicable Law in relation to Customer Data or any breach or alleged breach thereof.

(g) Neither this Agreement nor the Transactions, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of the Company Subsidiaries is a party, will cause: (i) Parent, any of its Affiliates or the Company or any of the Company Subsidiaries to grant to any third party any right to any Intellectual Property owned by, or licensed to, any of them (other than the current grants by the Company or the Company Subsidiaries with respect to the Company Owned IP), or (ii) Parent, any of its Affiliates or the Company or any of the Company Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company or the Company Subsidiaries in the absence of this Agreement or the Transactions pursuant to those Contracts set forth in Section 4.16(a)(xii).

(h) Except as set forth on Section 4.23(h)(i) of the Company Disclosure Schedules, no funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of the Company Owned IP and no such entity has the right to obtain ownership of or other right or interest in or to any Company Owned IP. All Intellectual Property developed or created pursuant to any agreement set forth on Section 4.23(h)(ii) of the Company Disclosure Schedules is exclusively owned by the Company or constitutes Open Source Software.

(i) To the Company’s Knowledge, all Software within the Company IP Rights that is used by the Company, any of the Company Subsidiaries or sold by Company to any of their respective customers is free from any bug, logic error, defect or other programming error, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no such Software contains any malicious code (including any “Trojan horse,” “worm,” or “virus,” as these terms are commonly used in the computer software industry).

(j) To the Company’s Knowledge, all hardware (including computers, servers, peripheral devices and telecommunications devices) and Software whether owned, leased or used by the Company or any of the Company Subsidiaries that is material to the performance of or providing of any services to the customers of the Company or any of the Company Subsidiaries (“Information Technology”) is in good working order and condition in all material respects and is sufficient for the purposes for which it is used in the business of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries has established and maintains appropriate disaster recovery plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or the Company Subsidiaries or its or their customers, (ii) to the Company’s Knowledge, all Applicable Law and (iii) all Material Contracts (including customer contracts) to which the Company and/or the Company Subsidiaries are party. The Company and the Company Subsidiaries carry out periodic audits and tests of the Disaster Recovery Plans and are otherwise in full compliance with the Disaster Recovery Plans in all material respects.

(k) Section 4.23(k) of the Company Disclosure Schedules lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any product or service of the Company or Company Owned IP in any way, or from which any products or services of the Company or Company Owned IP was derived. The Company and the Company Subsidiaries have not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any product or service of the Company or the Company Subsidiaries or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other obligations for the Company or any of the Company Subsidiaries with respect to any Company Owned IP. With respect to any Open Source Software that is or has been used by the Company or the Company Subsidiaries in any way, the Company and the Company Subsidiaries have been and are in material compliance with all applicable agreements with respect thereto.

(l) Neither the Company nor any of the Company Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. To the Company’s Knowledge, neither the current operation of the businesses of the Company and the Company Subsidiaries nor the Transactions, including the Merger, results or will result in any requirement that the Company or any of the Company Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available the source code for its Software.

Section 4.24 Real Property.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property.

(b) Section 4.24(b) of the Company Disclosure Schedules sets forth (i) a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries (each, a “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) current rent amounts payable by the Company or the Company Subsidiaries related to each Leased Real Property. The Company has Made Available to Parent complete and correct copies of each lease, sublease, license, sublicense or other occupancy agreeement, in each case including all amendments thereto (each, a “Lease Agreement”) for each Material Leased Real Property (each such Lease Agreement, a “Material Lease Agreement”). All of the Material Lease Agreements are valid and binding obligations of the Company or one of the Company Subsidiaries, as applicable, and are in full force and effect. The Company or one of the Company Subsidiaries has a valid leasehold, subleasehold, license or similar interest in each Material Leased Real Property, free and clear of all Liens except for Permitted Liens. Either the Company or one of the Company Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Material Lease Agreement, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, by any counterparty under any Material Lease Agreement.

(c) With respect to each Material Leased Real Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Material Leased Real Property or any material portion thereof.

(d) The premises demised pursuant to the Material Lease Agreements is in all material respects in sufficient order, condition and repair for the current conduct of the business of the Company.

Section 4.25 Sanctions Laws.

(a) The Company and the Company Subsidiaries are in compliance in all material respects with, and at all times within the past five (5) years have been in compliance in all material respects with, and have not engaged in any conduct sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been within the past five (5) years, any formal or informal Proceedings, allegations, or inquiries pending, expected or, to the Company’s Knowledge, threatened in writing against the Company, any Company Subsidiary or any officer or director of the Company or any Company Subsidiary concerning violations or potential violations of, or conduct sanctionable under, any Sanctions Law. The Company and each Company Subsidiary has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b) None of the Company, any Company Subsidiary or any member of the board of directors, officer, partner, managing director or similar person with senior managerial responsibility of the Company or any Company Subsidiary, is a Sanctioned Person. No Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Neither the Company nor any Company Subsidiary, directly or indirectly, has or in the past five (5) years has had, directly or indirectly, any Transactions with or investments in any Sanctioned Person or Sanctioned Country.

(d) Neither the Company nor any Company Subsidiary has any obligation, plan, or commitment to engage in or complete any transaction with or investment in any Sanctioned Person or Sanctioned Country in the future.

Section 4.26 Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Audited Balance Sheet Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.27 Brokers’ Fees. Except for Morgan Stanley & Co. LLC, a copy of whose engagement agreements (and all indemnification and other agreements related to such engagement) has been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, Affiliates, or any of their respective executive officers or directors in their capacity as executive officers or directors, who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

Section 4.28 Opinion of Financial Advisor. The Company Board has received an opinion from Morgan Stanley & Co. LLC, dated as of December 4, 2014, to the effect that, as of such date and based upon and subject to the matters, assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (except for the Company, Parent, Merger Sub and any wholly-owned Subsidiary of either the Company or Parent, and holders of Dissenting Shares) is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5, none of Parent, Merger Sub or any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of the its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted.

Section 5.02 Authorization; Enforceability. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed this Agreement, and, assuming due authorization, exeuction and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Schedule TO and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of Parent or the articles of organization and bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Parent, Merger Sub or any other Subsidiary of Parent or (iv) result in the creation or imposition of any Lien on any rights, property or asset of Parent, Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (ii), (iii) and (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.

Section 5.08 Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09 Available Funds. At each of the consummation of the Offer and the Effective Time, Parent and Merger Sub will have, all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

Section 5.10 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger and the other Transactions.

Section 5.11 No Ownership of Shares. None of Parent, Merger Sub and their Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Tender Agreement). None of Parent, Merger Sub and their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, its Subsidiaries or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and its Subsidiaries’ businesses with the management of the Company.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except as (i) expressly required by this Agreement, (ii) required by Applicable Law or (iii) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (A) preserve intact its business organization, assets and technology, (B) keep available the services of its officers and key employees of the Company and the Company Subsidiaries, (C) maintain in effect all of its material Governmental Authorizations and (D) maintain and preserve satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of the Company Subsidiaries.

(b) Without limiting the generality of the foregoing in Section 6.01(a) and except as (x) set forth in Section 6.01(b) of the Company Disclosure Schedules, (y) expressly required by this Agreement or (z) required by Applicable Law, during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend the Organizational Documents of the Company or any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii) issue, sell, grant, pledge or otherwise dispose of or grant any of the Company’s or any of the Company Subsidiaries’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or issued after the date of this Agreement pursuant to existing Company Stock Plans or pursuant to the terms of the Company Restricted Stock Units in each case that are outstanding on the date of this Agreement, and in each case in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement;

(iii) amend any term of any Company Security or any security of any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards in existence as of the date of this Agreement for the applicable exercise price and/or withholding taxes;

(v) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of the Company Subsidiaries under any similar Applicable Law;

(vi) create any Subsidiary of the Company or any of the Company Subsidiaries;

(vii) (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than to the Company or one of the Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Company or any of the Company Subsidiaries or otherwise change the capital structure of the Company or any of the Company Subsidiaries;

(viii) make any material changes in any accounting methods, principles or practices except as required by a change in GAAP or required by Regulation S-X promulgated under the Exchange Act;

(ix) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(x) except in the ordinary course of business in accordance with past practice, (A) accelerate, terminate, cancel, fail to exercise an expiring renewal option, materially amend, grant a material waiver under or otherwise materially modify any Material Contract or Material Lease Agreement or any Contract or Lease Agreement that would constitute a Material Contract or a Material Lease Agreement if in effect as of the date of this Agreement or (B) enter into any Contract or Lease Agreement that would constitute a Material Contract or a Material Lease Agreement if in effect as of the date of this Agreement;

(xi) make any capital expenditures in excess of $50,000 in the aggregate;

(xii) incur, assume or guarantee any Indebtedness (other than for any intercompany indebtedness) for borrowed money incurred in the ordinary course of business consistent with past practice between the Company and any wholly-owned Company Subsidiary or between any wholly-owned Company Subsidiaries.

(xiii) grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of the Company Subsidiaries other than Permitted Liens;

(xiv) make any capital investment in or loan to, or make or forgive any loan to, any other Person (other than (A) advancement of expenses to Company Employees in connection with the performance of their duties in the ordinary course of business consistent with past practice or (B) to any wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice);

(xv) sell, lease, pledge, abandon, assign or otherwise dispose of any of the material tangible assets, properties or rights of the Company or any of the Company Subsidiaries except sales of assets (A) pursuant to existing Contracts or (B) in the ordinary course of business consistent with past practice;

(xvi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in or all or substantially all of the assets of any Person;

(xvii) enter into a new line of business or abandon or discontinue any existing line of business;

(xviii) settle, pay, discharge or satisfy any Proceeding (other than Stockholder Litigation, which is addressed exclusively in Section 6.13) where such settlement, payment, discharge or satisfaction would (A) require the payment by the Company and/or any of the Company Subsidiaries of an amount in excess of $25,000 or (B) impose any material restrictions or limitations upon the operations or business of Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xix) commence any Proceeding other than for the routine collection of invoices or enforcement of this Agreement;

(xx) except as required by Applicable Law or agreements existing as of the date of this Agreement, (A) pay bonuses or increase the compensation payable or that could become payable by the Company or any of the Company Subsidiaries to directors, officers or employees, (B) enter into any new or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees, (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, (D) enter into any third-party Contract with respect to a Company Employee Plan (including contracts for the provision of services to such Company Employee Plan, including benefits administration) having a term of greater than one (1) year, (E) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Employee Plan, (F) fund any rabbi trust or similar arrangement, (G) grant or amend any equity or equity-based awards except as required by existing Company Stock Plans or (H) without the prior written consent of Parent, hire, replace, or terminate (other than for cause) the employment or services of any officer, employee, independent contractor or consultant; provided, that no such prior written consent shall be required to hire or replace a Person who is not an officer so long as (x) hiring or replacing such Person is within the Company’s long range forecast as set forth in the document entitled “4 LRF NOV 25 2014UPDATE.xls” Made Available to Parent and (y) the compensation to be paid to such Person shall not exceed $150,000 per annum;

(xxi) assign, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any material Company Owned IP (other than the grant of non-exclusive licenses to the Company’s customers in the ordinary course of business, to the extent such licenses are necessary for the respective customer’s use or receipt of the Company’s products and services and subject to terms and conditions (including as to confidentiality) that are consistent with past practice);

(xxii) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any Company Owned IP, other than abandonment of such Company Owned IP that the Company determines in its reasonable judgment, in the ordinary course of business consistent with past practice, is no longer material to the Company;

(xxiii) settle or compromise any material claim relating to Taxes, amend any material Tax Return, make any change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, or file any material Tax election or any election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder with respect to any of the Company Subsidiaries;

(xxiv) enter into any transaction with any stockholder, director or executive officer of the Company or any of the Company Subsidiaries; or

(xxv) authorize, resolve, commit, agree (by Contract or otherwise) or otherwise become obligated to take any of the actions in the foregoing clauses (i) through (xxiv).

(c) The parties hereto acknowledge and agree that (i) nothing contained in this Agreement shall be deemed to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer and (ii) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent that the requirement of such consent would violate any Applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 6.02 Unsolicited Proposals.

(a) Except as expressly permitted by this Section 6.02, from the date of this Agreement until the consummation of the Offer or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing. Promptly following the execution of this Agreement, the Company shall (A) cease and cause to be terminated all existing discussions or negotiations of the Company, its Affiliates and its and their Representatives with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction, (C) request the prompt return or destruction of any confidential information provided to any Third Party in the twelve (12) months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction (provided that the Company shall be permitted to grant waivers of, and not enforce, any standstill provision to the extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board for a negotiated Acquisition Transaction in accordance with the terms of this Section 6.02). It is agreed that any violation of the restrictions set forth in this Section 6.02(a) by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02(a) by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), the Company and the Company Board and/or their Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and/or its Representatives or potential financing sources if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal; provided, that (i) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (ii) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through the Data Room) to Parent promptly (and in any event within twenty-four (24) hours) after it is so furnished to such Third Party. In addition to the foregoing provisions in this Section 6.02(b), the Company may, following the receipt of an Acquisition Proposal, contact such Third Party solely to clarify and understand the terms and conditions thereof to facilitate the Company Board’s determination with respect to whether such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal. For the avoidance of doubt, nothing in the immediately preceding sentence shall allow the Company or any of its Representatives to negotiate or suggest improvements to the terms of such Acquisition Proposal.

(c) Except as otherwise provided in the last sentence of this Section 6.02(c) or Section 6.02(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (C) fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Parent so requests in writing, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party relating to an Acquisition Proposal or potential Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede or interfere with the Merger or any of the other Transactions, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, in the event a material development or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation (under clause (A) or (D) of the definition thereof) if the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d) Notwithstanding anything to the contrary contained in this Agreement (but subject to compliance with Section 6.02(e)), at any time prior to the consummation of the Offer if, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (A) has complied with its obligations set forth in Section 6.02(e), (B) pays, or causes to be paid, to Parent, the Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination and (C) concurrently with such termination, enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) (x) unless the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement, and (y):

(i) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be irrevocably proposed in writing by Parent (the most recent such adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if the Proposed Changed Terms were to be given effect.

For the avoidance of doubt, if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside counsel and financial advisors) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal. Any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice; provided, however, that the four (4) Business Day periods in this Section 6.02(e) otherwise applicable to such revised Superior Proposal shall thereafter instead be two (2) Business Day periods.

(f) The Company shall promptly (and in any event within 24 hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any material change to the material terms of any such Acquisition Proposal or any determination by the Company Board pursuant to Section 6.02(b), (ii) promptly notify Parent of (A) any material negotiation sessions between such Third Party or its Representatives on the one hand, and the Company or its Representatives, on the other hand, including providing a summary of all material items discussed in such negotiation session and (B) if the Company or such Third Party has decided to not pursue such Acquisition Proposal and (iii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that no such action or disclosure shall limit the effect of Section 6.02(c).

Section 6.03 Approval of Merger. The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a stockholders meeting, pursuant to Section 251(h) of the DGCL.

Section 6.04 Access to Information; Confidentiality.

(a) Subject to Applicable Law, upon reasonable notice to the Company, the Company shall (and shall cause the Company Subsidiaries and the officers, directors and agents of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, agents, properties, books, Contracts and records, and, with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to the employees of the Company and the Company Subsidiaries; and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. None of the Company, any Company Subsidiary and any Representative of the Company shall be required to provide access to or to disclose information where such access or disclosure would (i) contravene any Applicable Law, Contract of the Company or any Company Subsidiary or Order or (ii) would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege provided that (A) the Company, each Company Subsidiary and each of their Representatives have taken all reasonable steps to provide access to or to disclose such information on a basis that does not contravene Applicable Law, Contract or Order or to preserve or waive the Company’s privilege with respect thereto and (B) such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company).

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement made by the Company contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c) Each of Parent, Merger Sub and the Company hereby agrees that all information provided to it or any of its Representatives by the Company or any of its Representatives, on the one hand, or Parent and Merger Sub, on the other hand, in connection with this Agreement and the consummation of the Transactions shall be deemed to be provided under, and shall be treated in accordance with, the Confidentiality Agreement.

Section 6.05 Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a) any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission or of waiver from such party is or may be required in connection with the Transactions;

(b) any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c) any Stockholder Litigation; and

(d) any fact, event or circumstance known to it that would be reasonably likely to result in (i) the material failure of any representation or warranty of such party contained in this Agreement to be true or accurate at or prior to the Closing, (ii) any material failure of such party to comply with any of such party’s covenants or agreements hereunder or (iii) the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied;

provided, however, that that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Section 6.06 Employee Benefit Plan Matters.

(a) From and after the Closing Date, with respect to employees of the Company or the Company Subsidiaries immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and the Company Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) For a period of 12 months immediately following the Closing Date, Parent shall provide benefits (excluding any equity or equity-based plan, program or arrangement) for Continuing Employees who are not covered by a labor agreement at least as favorable in the aggregate as the benefits (excluding any equity or equity-based plan, program or arrangement) that such Continuing Employees had at the Company immediately prior to the Closing Date.

(c) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but only to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date and (ii) to the extent permitted under the applicable Parent Benefit Plan, credit co-payments or deductibles paid by Continuing Employees in the plan year in which the Closing occurs for purposes of satisfying any deductible or co-payment requirements under the applicable Parent Benefit Plan.

(d) No later than twenty (20) Business Days following the date of this Agreement, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the Transactions (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 6.06(d) shall be updated and delivered to Parent not later than five (5) Business Days prior to the anticipated Closing Date.

(e) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.06 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any

Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.06 shall be deemed to amend any Company Benefit Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

(f) Following the Closing, Parent shall take the actions set forth on Section 6.06(f) of the Company Disclosure Schedules.

Section 6.07 State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 6.09 Stock Exchange Delisting; Director Resignations.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably requested by Parent under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

(b) At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and the Company Subsidiaries (other than directors of the Company Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.10 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.10(a), Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, provided, however, that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary (each, an “Indemnified Party,” and each such indemnification agreement, a “D&O Indemnification Agreement”)); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or other similar organizational documents of any Company Subsidiary as in effect on the date of this Agreement. For a period of six (6) years from and after the Effective Time, to the extent permitted by Applicable Law, the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the certificate of incorporation and in the bylaws of the Company. To the extent permitted by Applicable Law, the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise. The provisions of this Section 6.10 shall survive the Effective Time and shall thereafter not be terminated or amended in any manner so as to adversely affect any indemnified party described in this Section 6.10.

Section 6.11 Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Transactions, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such commercially reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.11, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as practicable (but in no event later than ten (10) Business Days from the date of this Agreement for the filing of any notification and report forms and related material required under the HSR Act) except by mutual consent confirmed in writing), (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act and (iii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC as promptly as practicable, including to cause to be lifted any restraint, injunction or other legal impediment to the Merger.

(c) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, the DOJ or the FTC and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and the Company Subsidiaries.

(d) Parent shall have, except where prohibited by Applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority regarding Applicable Law relating to antitrust matters. Nothing in this Agreement shall obligate Parent or Merger Sub or any Subsidiary of Parent to, and the Company shall not and shall cause each Company Subsidiary to not, agree to limit in any manner whatsoever (i) any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of their repective Subsidiaries, or (ii) the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of their respective Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of their respective Subsidiaries.

Section 6.12 Payoff of Existing Company Indebtedness. The Company shall use reasonable best efforts to (i) obtain customary payoff letters acceptable to Parent from all financial institutions and other Persons to which indebtedness for borrowed money of the Company or any Company Subsidiary is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which payoff letters together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens and guarantees, if any, granted in connection therewith related to the assets, rights and properties of the Company and the Company Subsidiaries securing such indebtedness for borrowed money and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the consummation of the Offer be released and terminated, in each case specified by Parent to the Company no later than ten (10) business days prior to the consummation of the Offer and (ii) deliver or cause to be delivered such payoff letters, together with the related release documentation, to Parent at the consummation of the Offer. At the consummation of the Offer, subject to Parent making available necessary funds to do so, the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to, permanently (A) terminate the credit facilities requested by Parent to be so terminated, and all related Contracts to which the Company or any of the Company Subsidiaries is a party and (B) cause to be released any guarantees and any Liens on its assets relating to such terminated credit facilities.

Section 6.13 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of, any Stockholder Litigation. The parties shall cooperate in good faith to address to any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

Section 6.14 Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in the form(s) agreed to by the parties hereto. Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing any other press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, consult with the other party about, and shall use its commercially resonable efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to a Change in Recommendation effected in accordance with Section 6.02(c) or Section 6.02(d) or made pursuant to Section 6.02(g).

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions as may be reasonably requested by any party herto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.16 Approval of Compensation Arrangements. Prior to the consummation of the Offer, the Company shall take any action necessary to ensure that any Compensation Arrangements entered into after the date of this Agreement (or not previously approved as contemplated by Section 4.03(d)) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a) Merger Sub shall have consummated the Offer; and

(b) no court of competent jurisdiction or any Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect that makes consummation of the Merger illegal or otherwise prohibited.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer (except for termination pursuant to Section 8.01(b)(ii), which may occur at any time prior to the Effective Time):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before April 5, 2015 (as it may be extended pursuant to this Section 8.01(b)(i), the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and this Agreement without any Shares being purchased thereunder; provided, however, that if the Offer Conditions set forth in clauses (ii), (iii)(A) and (iii)(B) shall not have been satisfied or waived by the second (2nd) Business Day prior to the End Date (and all other Offer Conditions shall have been satisfied, waived or are capable of being satisfied), either Parent or the Company may, by written notice delivered to the other, extend the End Date from time to time to a date not later than July 5, 2015; provided, further, that the right to (A) terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party hereto whose material breach of any of its representations, warranties, covenants or obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated or (B) extend the End Date under this Section 8.01(b)(i) shall not be available to any party hereto whose material breach of any of its representations, warranties, covenants or obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated or the failure of an Offer Condition set forth in clauses (ii), (iii)(A) or (iii)(B) to be satisfied; or

(ii) any court of competent jurisdiction or any Governmental Authority shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited shall be in effect and shall have become final and nonappealable;

(c) by Parent, prior to the consummation of the Offer:

(i) if a Change in Recommendation shall have occurred;

(ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) Section 6.02 in any material respect; or

(iii) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement (other than its covenants or agreements set forth in Section 6.02) or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of an Offer Condition and (B) is incapable of being cured or has not been cured by the Company within fifteen (15) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(d) by the Company, prior to the consummation of the Offer:

(i) if, the Company Board has effected a Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 6.02(d) in order simultaneously to enter into a definitive Alternative Acquisition Agreement that documents and effects the terms and conditions of such Superior Proposal and immediately prior to, or concurrently with, such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04(b);

(ii) Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by Parent within fifteen (15) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement; or

(iii) prior to the commencement of the Offer, if Merger Sub fails to commence the Offer as provided in Section 2.01(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.02(c), Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from liability for any Intentional Breach of this Agreement prior to such termination.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Open Text Corporation

105 Adelaide St. West

Toronto, Ontario

Canada M5H 1P9

Facsimile: 226-315-0963

Email: Gdavies@Opentext.com

Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Neil Q. Whoriskey and David Leinwand

Facsimile No.: (212) 225-3999

Email: nwhoriskey@cgsh.com and dleinwand@cgsh.com

if to the Company, to:

Actuate Corporation

951 Mariners Island Boulevard

San Mateo, CA 94404

Attention: Thomas E. McKeever, SVP, GC, Corp. Dev., CCO & Secretary

Facsimile No.: (650) 645-3700

Email: gc@actuate.com

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attention: Douglas N. Cogen

Facsimile No.: (650) 938-5200

E-mail: dcogen@fenwick.com

Section 9.02 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03 Amendments and Waivers. Subject to the limitations set forth in Section 2.01(b):

(a) Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Fees; Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), prior to or concurrently with and as a condition to the effectiveness of such termination, the Company shall pay Parent a fee in immediately available funds in the amount of $11,750,000 (the “Termination Fee”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.01(c) (other than pursuant to clause (iii) thereof), then the Company shall promptly, but in no event later than three (3) Business Days after termination of this Agreement, pay Parent the Termination Fee in immediately available funds.

(d) If this Agreement is terminated by (i) Parent or the Company pursuant to Section 8.01(b)(i) or (ii) by Parent pursuant to Section 8.01(c)(iii) (other than in the case of this clause (ii) as a result of a breach of the representations or warranties of the Company in this Agreement resulting from a change in facts or circumstances (as opposed to resulting from actions of the Company) that occurred after the date of this Agreement) and (A) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company Board or the Company or publicly announced and (B) (1) within twelve (12) months after the date of such termination, the Company enters into a definitive acquisition agreement that provides for an Acquisition Transaction and thereafter an Acquisition Transaction is consummated (whether or not such consummation occurs within or after such twelve (12) month period) or (2) within twelve (12) months after the date of such termination, any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee on the third (3rd) Business Day after such consummation in immediately available funds; provided, however, that for purposes of this Section 9.04(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “fifty percent (50%).”

(e) If (i) this Agreement is terminated pursuant to Section 8.01(b)(i) at a time when all Offer Conditions have been satisfied or waived other than the Minimum Tender Condition, (ii) the failure of the Offer to be consummated did not result from the breach of this Agreement by Parent or Merger Sub and (iii) a Termination Fee is not otherwise payable pursuant to this Section 9.04 in connection with such termination, then the Company shall promptly, but in no event later than three (3) Business Days after delivery to the Company of a notice of demand for payment for all expenses of Parent or Merger Sub incurred in connection with the Transactions, pay Parent an amount equal to the amount of such expenses (not to exceed $1,250,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company (the “Parent Expenses”). Such expenses shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Tender Agreement and the Transactions. Any amount paid pursuant to this Section 9.04(e), may be deducted from any amount that is subsequently paid under Section 9.04(d).

(f) For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit. Parent shall promptly provide to the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.

(h) Subject to Section 9.09 (which shall not be limited by this Section 9.04(h)) and other than with respect to an Intentional Breach of this Agreement by the Company, in the event that the Termination Fee and/or the Parent Expenses are paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of the Termination Fee and/or the Parent Expenses pursuant to this Section 9.04 shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and its Subsidiaries and any of their respective former, current or future Representatives, general or limited partners, stockholders, members, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement

(including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise; provided, that the payment of the Parent Expenses pursuant to Section 9.04(e) shall not affect Parent’s right to receive the Termination Fee pursuant to Section 9.04(d) except to the extent set forth in the last sentence of Section 9.04(e); and provided, further, that nothing in this Section 9.04(h) shall limit any right or remedy of Parent or Merger Sub with respect to an Intentional Breach of this Agreement by the Company or relieve the Company of any Liability with respect to its Intentional Breach of this Agreement.

Section 9.05 Assignment; Benefit.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that (i) Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; and (ii) no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.

(b) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Section 6.10 and Section 8.02, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement.

Section 9.06 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.09 Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, the Tender Agreement, the Confidentiality Agreement and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared such document is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACTUATE CORPORATION

By:	/s/ Peter I. Cittadini

Name:	Peter I. Cittadini

Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies

Name:	Gordon A. Davies

Title:	Chief Legal Officer & Corporate Secretary

ASTEROID ACQUISITION CORPORATION

By:	/s/ Gordon A. Davies

Name:	Gordon A. Davies

Title:	President & Secretary

Signature page to Agreement and Plan of Merger

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent at least a majority of the Shares outstanding, excluding Shares that are owned as of the date of the commencement of the Offer by (i) the Company, (ii) Parent or (iii) any direct or indirect wholly-owned Subsidiary of the foregoing (the “Minimum Tender Condition”);

(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated;

(iii) any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

(A) any Order issued by a Governmental Authority, or any Applicable Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their repective Subsidiaries;

(B) any Proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Authority of competent jurisdiction seeking an Order that would have any of the effects referred to in paragraph (A) above;

(C) since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect;

(D) (1) any representation and warranty of the Company set forth (x) in Section 4.01, Section 4.03 or Section 4.27 of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (y) in Section 4.06(a) or Section 4.06(c) of the Merger Agreement shall not be true and correct in all respects, except to the extent that any inaccuracies in Section 4.06(a) and Section 4.06(c) would, in the aggregate, be de minimis or (2) any other representation and warranty of the Company set forth in the

A-1

Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 4.11(b), shall be disregarded);

(E) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time; or

(F) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

(iv) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions set forth in clause (iii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions set forth in clauses (i) and (iv) may only be waived with the prior written consent of the Company. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached

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Exhibit B

Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

ACTUATE CORPORATION

ARTICLE ONE

The name of the Corporation is Actuate Corporation (hereinafter, the “Corporation”).

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares, which will be designated Common Stock, par value $0.01 per share.

ARTICLE FIVE

Reserved.

ARTICLE SIX

Unless, and except to the extent that, the Bylaws of the Corporation (the “Bylaws”) so require, the election of directors need not be by written ballot.

ARTICLE SEVEN

The board of directors of the Corporation (the “Board of Directors”) may from time to time adopt, amend or repeal the Bylaws, subject to the power of the stockholders to adopt any Bylaws or to amend or repeal any Bylaws adopted, amended or repealed by the Board of Directors.

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ARTICLE EIGHT

A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of Fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation of Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended, after approval by the stockholders of this Article 8, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of this Article 8, or the adoption of any provision of this certificate inconsistent with this Article 8 by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE NINE

The directors shall have powers without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

ARTICLE TEN

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been

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approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

ARTICLE ELEVEN

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE TWELVE

Section 203 of the Delaware General Corporation Law, as amended from time to time, shall not apply to the Corporation.

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